SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 30, 2003

Gateway Financial Holdings, Inc.

North Carolina (State of incorporation)	000-33223 (Commission File Number)	56-2264354 (I.R.S. Employer Identification No.)

1145 North Road Street, Elizabeth City, North Carolina (Address of principal executive offices)	27909 (Zip Code)

Issuer’s telephone number: (252) 334-1511

This document contains 2 pages, excluding exhibits.

Item 5 — Other Events

     Gateway Financial Holdings, Inc. held its annual meeting of shareholders on April 30, 2003. At the annual meeting, Robert Willard Luther, III, W.C. “Bill” Owens, Jr., Frank T. Williams, and Jerry T. Womack were elected to serve three-year terms or until their successors have been elected and qualified; and Olin B. Sykes was elected to serve a one-year term or until his successor has been elected and qualified.

     Gateway also announced on May 1, 2003, that its Board of Directors had approved a stock split, to be effected in the form of a 5% stock dividend, payable June 12, 2003 to shareholders of record as of May 23, 2003. The terms of the company’s outstanding warrants will be adjusted so that the holder of each warrant may receive the number of shares of common stock to which it would have been entitled if such holder had exercised the warrant immediately prior to the stock dividend. In addition, the warrant exercise price will be adjusted for the stock dividend. Prior to the stock dividend, a warrant entitled a holder of each warrant to purchase 1.10 shares of Common Stock at $10.09 per share. Immediately following the stock dividend, the warrants will entitle the holder of each warrant to 1.155 shares of common stock at $9.61 per share.

     Gateway Financial Holdings, Inc. is the holding company for Gateway Bank & Trust Co., a community bank with its principal offices in Elizabeth City, North Carolina. Gateway Bank has nine offices in Elizabeth City, Edenton, Kitty Hawk, Plymouth, and Roper, North Carolina and Chesapeake and Virginia Beach, Virginia.

     The Common Stock of the company is traded on the Nasdaq SmallCap market under the symbol GBTS. The Company also has Warrants traded on the Nasdaq SmallCap market under the symbol GBTSW.

Item 7(c): Exhibits

Exhibit 99:      Press Release regarding stock dividend

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Gateway Financial Holdings, Inc.

By:	/s/ Daniel B. Berry

Daniel B. Berry
President and Chief Executive Officer

Date: May 12, 2003